Contact:
Barry J. Gordon Chairman of the Board and Chief Executive Officer North Shore Acquisition Corp. (516) 487-0200

FOR IMMEDIATE RELEASE

NORTH SHORE ACQUISITION CORP.
OVER-ALLOTMENT OPTION EXERCISED

Great Neck, New York, January 11, 2008 - North Shore Acquisition Corp. (OTC Bulletin Board: NSAQU) announced today the completion of the over-allotment option for its initial public offering to the extent of 53,000 units. Each unit consists of one share of common stock and one warrant. The 6,353,000 units sold in the offering, including the 53,000 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating total gross proceeds of $50,824,000. Simultaneously with the consummation of the initial public offering, the Company consummated the private sale of 1,600,000 warrants at a price of $1.00 per warrant, generating total proceeds of $1,600,000. The warrants were purchased by Barry J. Gordon, the Company’s Chairman of the Board and Chief Executive Officer, Marc H. Klee, the Company’s President, Chief Financial Officer and Secretary and a Director of the Company, Alan J. Loewenstein, the Company’s Vice President, Robert Sroka and Arthur H. Goldberg, each a Director of the Company, and Harvey Granat, one of the Company’s stockholders. Of the gross proceeds of the offering and private sale, $49,693,160 (or approximately $7.82 per share) was placed in trust. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, New York, New York 10016.

North Shore Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry or geographic location.

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